EXHIBIT 5.1


                      [Letterhead of Dorsey & Whitney LLP]

                               December 21, 2000

Deluxe Corporation
3680 Victoria St. N.
Shoreview, Minnesota 55126-2966

        Re:     Registration Statement on Form S-8
                Deluxe Corporation 2000 Stock Incentive Plan, As Amended


Ladies and Gentlemen:

        We have acted as counsel to Deluxe Corporation, a Minnesota corporation (the "Company"), and have advised the Company in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 3,000,000 shares (the "Shares") of common stock, par value $1.00, of the Company to be offered and sold under the Deluxe Corporation 2000 Stock Incentive Plan, as amended (the "Plan").

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.

        In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon certificates or representations of officers or employees of the Company and of public officials.

        Based on the foregoing we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

        Our opinion expressed above is limited to the laws of the State of Minnesota.

        We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Shares.


                                       Very truly yours,

                                      /s/ Dorsey & Whitney LLP

RAR